Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Mac Jeffery	Greg Smith
781-522-5111	781-522-5141

Raytheon Reports Strong Fourth Quarter and Full-Year 2006 Results; Updates 2007 Full-Year Guidance

Highlights

•	Strong bookings of $7.8 billion in quarter; record backlog of $33.8 billion, up $2.3 billion from $31.5 billion in 2005

•	Sales of $5.7 billion, up 12 percent in quarter; $20.3 billion, up 7 percent for year

•	Earnings per share (EPS) from continuing operations of $0.65 in quarter, up 27 percent; $2.46 for year, up 37 percent

•	Operating cash flow from continuing operations of $1.3 billion in quarter and $2.5 billion for year, a record for both the quarter and full-year

•	Net debt of $1.5 billion, reduction of $1.7 billion for year. Credit rating recently upgraded

WALTHAM, Mass., (February 1, 2007) – Raytheon Company (NYSE: RTN) reported fourth quarter 2006 income from continuing operations of $292 million or $0.65 per diluted share compared to $231 million or $0.51 per diluted share in the fourth quarter 2005. Fourth quarter 2006 income from continuing operations was higher primarily due to improved operating results at Integrated Defense Systems (IDS), Missile Systems (MS), and Network Centric Systems (NCS), partially offset by an after-tax goodwill impairment charge in the Flight Options business of $48 million ($55 million pretax) or $0.11 per diluted share.

As previously announced, Raytheon signed a definitive agreement in December 2006 to sell its wholly owned subsidiary, Raytheon Aircraft Company (RAC). This transaction is subject to customary closing conditions and is expected to close in the first half of 2007.

As a result, Raytheon is now reporting RAC as a discontinued operation for all periods presented.

“Our strong backlog, bookings, sales, earnings, and cash flow are positive indicators of our focus on the customer, which in turn enhances shareholder value,” said William H. Swanson, Raytheon’s Chairman and CEO. “Raytheon’s outstanding technology is providing capabilities for our customers’ missions today and into the future.”

Fourth quarter 2006 net income was $365 million or $0.81 per diluted share compared to $276 million or $0.61 per diluted share in the fourth quarter 2005. Net income for the fourth quarter 2006 included $73 million of income from discontinued operations or $0.16 per diluted share, primarily due to the results of RAC, versus $45 million of income from discontinued operations or $0.10 per diluted share in the fourth quarter 2005. Net income for the fourth quarter 2006 also included an after-tax goodwill impairment charge in the Flight Options business of $48 million ($55 million pretax) or $0.11 per diluted share versus an after-tax goodwill impairment charge of $19 million ($22 million pretax) or $0.04 per diluted share in the fourth quarter 2005.

Net sales for the fourth quarter 2006 were $5.7 billion, up 12 percent from $5.1 billion in the fourth quarter 2005, primarily due to IDS, MS and NCS.

Operating cash flow from continuing operations for the fourth quarter 2006 was $1.3 billion versus $1.0 billion for the fourth quarter 2005. The increase in the fourth quarter 2006 versus the fourth quarter 2005 was primarily due to reductions in working capital.

Net debt was $1.51 billion at year-end 2006 compared with $3.25 billion at year-end 2005. Net debt is defined as total debt less cash and cash equivalents. Both Fitch and Standard & Poor’s ratings services recently upgraded Raytheon’s credit rating to BBB+.

In the fourth quarter 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which resulted in a $1.9 billion increase to Liabilities and a $1.3 billion after-tax reduction to Stockholders’ Equity.

Full Year Financial Results

For the full year the Company reported income from continuing operations of $1,107 million or $2.46 per diluted share compared to $818 million or $1.80 per diluted share in 2005, primarily due to improved operating results at IDS, MS and NCS combined with lower net interest expense and a reduction in pension expense.

The Company reported 2006 net income of $1,283 million or $2.85 per diluted share compared to $871 million or $1.92 per diluted share in 2005. Net income for 2006 included $176 million of income from discontinued operations or $0.39 per diluted share, versus $53 million of income from discontinued operations or $0.12 per diluted share in 2005, primarily related to RAC.

Total 2006 net sales for the Company were $20.3 billion compared to $19.0 billion for 2005, an increase of 7 percent, primarily due to IDS, MS and NCS.

Operating cash flow from continuing operations was $2.5 billion in 2006 compared to $2.3 billion in 2005. The increase in 2006 versus 2005 is primarily due to higher net income partially offset by higher cash tax payments in 2006.

Summary Financial Results	4th Quarter		%	Full Year		%
(in millions, except per share data)	2006	2005	Change	2006	2005	Change
Net Sales	$5,722	$5,124	12%	$20,291	$19,038	7%
Total Operating Expenses	5,232	4,729		18,451	17,526

Operating Income	490	395	24%	1,840	1,512	22%
Non-operating Expenses	40	39		152	259

Income from Cont. Ops. before Taxes	$450	$356	26%	$1,688	$1,253	35%

Income from Continuing Operations	$292	$231	26%	$1,107	$818	35%

Net Income	$365	$276	32%	$1,283	$871	47%

Diluted EPS from Continuing Operations	$0.65	$0.51	27%	$2.46	$1.80	37%

Diluted EPS	$0.81	$0.61	33%	$2.85	$1.92	48%

Operating Cash Flow from Cont. Ops.	$1,310	$996		$2,469	$2,313

Bookings and Backlog

Bookings	4th Quarter		Full Year
(in millions)	2006	2005	2006	2005
Total Bookings	$7,794	$5,475	$23,001	$21,333

Backlog	Period ending
(in millions)	12/31/06	12/31/05
Backlog	$33,838	$31,528
Funded Backlog	$18,186	$14,980

The Company reported total bookings for the fourth quarter 2006 of $7.8 billion compared to $5.5 billion in the fourth quarter 2005, an increase driven primarily by several bookings at IDS, MS, NCS and Space and Airborne Systems (SAS). The Company reported full-year 2006 bookings of $23.0 billion, up 8 percent compared to $21.3 billion for full-year 2005.

The Company ended 2006 with a record backlog of $33.8 billion compared to $31.5 billion at the end of 2005.

Outlook

2007 Financial Outlook	Current		Prior
(12/21/06)
Bookings ($B)	21.0 - 22.0		21.0 - 22.0
Net Sales ($B)	21.4 - 21.9		21.3 - 21.8
FAS/CAS Pension Expense ($M)	270		338
Interest Expense, net ($M)	65 - 80		Not provided
Diluted Shares	446 - 448		Not provided
EPS from Cont. Ops. ($)	2.85 - 3.00		2.75 - 2.90

Operating Cash Flow from Cont. Ops. ($B)	1.5 - 1.7		1.6 - 1.8
ROIC (%)	8.2 - 8.7	(1)	Not comparable

(1)	ROIC has been calculated using the Company’s revised ROIC definition as detailed in Attachment F, which adds back the cumulative effect of minimum pension liability/impact of adopting FAS 158

The Company has increased full-year 2007 guidance for earnings per share from continuing operations and sales. In addition, the Company’s full-year 2007 guidance reflects a reduction in pension expense and a revision to its Return on Invested Capital (ROIC) calculation.

Charts containing additional information on the Company’s 2007 guidance, including sales and margin detail by segment, are available on the Company’s website at www.raytheon.com. See attachment F for information on the Company’s calculation and use of ROIC, a non-GAAP financial measure.

Segment Results

Integrated Defense Systems

	4th Quarter		%	Full Year		%
(in millions, except margin percent)	2006	2005	Change	2006	2005	Change
Net Sales	$1,189	$1,042	14%	$4,220	$3,807	11%
Operating Income	$189	$154	23%	$691	$548	26%
Operating Margin	15.9%	14.8%		16.4%	14.4%

Integrated Defense Systems (IDS) had fourth quarter 2006 net sales of $1,189 million, up 14 percent compared to $1,042 million in the fourth quarter 2005, primarily due to growth in DDG 1000 and international programs. IDS recorded $189 million of operating income compared to $154 million in the fourth quarter 2005. The increase in operating income was primarily due to higher volume and program performance improvements on domestic and international programs.

During the quarter, IDS booked $558 million for additional development work, including ship integration and detail design, for the U.S. Navy’s DDG 1000 Destroyer program. IDS also booked $419 million for Joint Land Attack Cruise Missile Defense Elevated Netted Sensor System (JLENS) development for the U.S. Army, bringing the total JLENS booking to $1.4 billion.

Intelligence and Information Systems

	4th Quarter		%	Full Year		%
(in millions, except margin percent)	2006	2005	Change	2006	2005	Change
Net Sales	$690	$688	NM	$2,560	$2,509	2%
Operating Income	$63	$63	NM	$234	$229	2%
Operating Margin	9.1%	9.2%		9.1%	9.1%

Intelligence and Information Systems (IIS) had fourth quarter 2006 net sales of $690 million compared to $688 million in the fourth quarter 2005. IIS recorded $63 million of operating income in the fourth quarter 2006 and the fourth quarter 2005.

During the quarter, IIS booked $448 million on a number of classified contracts, including $110 million on a major classified contract, bringing the total classified bookings for the year to $1.5 billion.

Missile Systems

	4th Quarter		%	Full Year		%
(in millions, except margin percent)	2006	2005	Change	2006	2005	Change
Net Sales	$1,316	$1,122	17%	$4,503	$4,124	9%
Operating Income	$138	$118	17%	$479	$431	11%
Operating Margin	10.5%	10.5%		10.6%	10.5%

Missile Systems (MS) had fourth quarter 2006 net sales of $1,316 million, up 17 percent compared to $1,122 million in the fourth quarter 2005, primarily due to a ramp up on Standard Missile, international Advanced Medium-Range Air-to-Air Missile (AMRAAM), and several development programs. MS recorded $138 million of operating income compared to $118 million in the fourth quarter 2005.

During the quarter, MS booked $780 million for additional development on the Kinetic Energy Interceptor (KEI) system program for the Missile Defense Agency. MS also booked $271 million for the production of 500 AMRAAM missiles and $117 million for additional development on Standard Missile-3 (SM-3) for the U.S. Navy.

Network Centric Systems

	4th Quarter		%	Full Year		%
(in millions, except margin percent)	2006	2005	Change	2006	2005	Change
Net Sales	$1,011	$806	25%	$3,561	$3,205	11%
Operating Income	$117	$89	31%	$379	$333	14%
Operating Margin	11.6%	11.0%		10.6%	10.4%

Network Centric Systems (NCS) had fourth quarter 2006 net sales of $1,011 million, up 25 percent compared to $806 million in the fourth quarter 2005, primarily due to growth in the Combat Systems business. NCS recorded $117 million of operating income compared to $89 million in the fourth quarter 2005. The increase in operating income was primarily due to higher volume and program performance improvements.

During the quarter, NCS booked $363 million to provide Horizontal Technology Integration (HTI) forward-looking infrared kits and systems to the U.S. Army. NCS also booked $162 million for the production of Improved Target Acquisition System (ITAS) for the U.S. Army and the U.S. Marine Corps.

Space and Airborne Systems

	4th Quarter		%	Full Year		%
(in millions, except margin percent)	2006	2005	Change	2006	2005	Change
Net Sales	$1,175	$1,145	3%	$4,319	$4,175	3%
Operating Income	$159	$162	-2%	$604	$606	NM
Operating Margin	13.5%	14.1%		14.0%	14.5%

Space and Airborne Systems (SAS) had fourth quarter 2006 net sales of $1,175 million, up 3 percent compared to $1,145 million in the fourth quarter 2005, primarily due to growth in Airborne Radar Production programs. SAS recorded $159 million of operating income compared to $162 million in the fourth quarter 2005. Operating income was lower primarily due to favorable program profit and cost adjustments recorded in the prior year from certain production programs and a higher current year mix of development programs.

During the quarter, SAS booked $182 million for the production of Advanced Targeting Forward Looking Infrared (ATFLIR) pods and spares for the U.S. Navy as well as $135 million to develop a tactical radar for rotary and fixed wing platforms for the U.S. Army. SAS also booked $367 million on a number of classified contracts, including $233 million on a major classified contract, bringing the total classified bookings for the year to $1.5 billion.

Technical Services

	4th Quarter		%	Full Year		%
(in millions, except margin percent)	2006	2005	Change	2006	2005	Change
Net Sales	$604	$525	15%	$2,049	$1,980	3%
Operating Income	$47	$39	21%	$147	$146	NM
Operating Margin	7.8%	7.4%		7.2%	7.4%

Technical Services (TS) had fourth quarter 2006 net sales of $604 million, up 15 percent compared to $525 million in the fourth quarter 2005, primarily due to growth in the Logistics and Training Systems business. TS recorded operating income of $47 million in the fourth quarter of 2006 compared to $39 million in the fourth quarter 2005.

During the quarter, TS booked $217 million on a number of Logistics and Training Systems business contracts.

Other

Net sales for the Other segment in the fourth quarter 2006 were $246 million compared to $215 million in the fourth quarter 2005. The segment recorded an operating loss of $61 million in the fourth quarter 2006, which included a pretax goodwill impairment charge in the Flight Options business of $55 million, compared to an operating loss of $51 million in the fourth quarter 2005, which included a pretax goodwill impairment charge of $22 million in the Flight Options business. The $10 million increase in operating loss was due to the Flight Options impairment charge partially offset by improved operating performance.

Discontinued Operations

During the quarter, the Company recorded net income from discontinued operations of $73 million, compared to $45 million in the fourth quarter 2005, primarily related to RAC.

Raytheon Company (NYSE: RTN), with 2006 sales of $20.3 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs more than 80,000 people worldwide.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the anticipated sale of Raytheon Aircraft Company, and the Company’s 2007 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the risks associated with the satisfaction of the closing conditions to the RAC transaction; risks associated with the Company’s U.S. government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement, aircraft manufacturing and other regulations; the impact of competition; the ability to develop products and technologies; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; the potential impairment of the Company’s goodwill; risks associated with Flight Options’ ability to compete and meet its financial objectives; risks associated with the general aviation, commuter and fractional ownership aircraft markets; accidents involving the Company’s aircraft; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; risks associated with acquisitions, joint ventures and other business arrangements; the impact of changes in the Company’s credit ratings; risks associated with the potential disruption to RAC’s business during the period prior to the closing of the transaction; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. In addition, these statements do not give effect to the potential impact of any acquisitions, divestitures or business combinations that may be announced or closed after the date hereof. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release.

Conference Call on the Fourth Quarter 2006 Financial Results

Raytheon’s financial results conference call will be Thursday, February 1, 2007 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO, David C. Wajsgras, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (866) 800 - 8651. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Fourth Quarter 2006

(In millions except per share amounts)	Three Months Ended		Twelve Months Ended
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05	31-Dec-04
Net sales	$5,722	$5,124	$20,291	$19,038	$17,825

Cost of sales	4,679	4,239	16,565	15,806	14,909
Administrative and selling expenses	431	364	1,422	1,290	1,202
Research and development expenses	122	126	464	430	413

Total operating expenses	5,232	4,729	18,451	17,526	16,524

Operating income	490	395	1,840	1,512	1,301

Interest expense	71	75	273	312	418
Interest income	(28)	(11)	(77)	(41)	(36)
Other (income) expense, net	(3)	(25)	(44)	(12)	436

Non-operating expense, net	40	39	152	259	818

Income from continuing operations before taxes	450	356	1,688	1,253	483

Federal and foreign income taxes	158	125	581	435	109

Income from continuing operations	292	231	1,107	818	374

Income from discontinued operations, net of tax	73	45	176	53	2

Income before accounting change	365	276	1,283	871	376

Cumulative effect of change in accounting principle, net of tax	—	—	—	—	41

Net income	$365	$276	$1,283	$871	$417

Earnings per share from continuing operations
Basic	$0.66	$0.52	$2.51	$1.83	$0.85
Diluted	$0.65	$0.51	$2.46	$1.80	$0.85

Earnings per share from discontinued operations
Basic	$0.17	$0.10	$0.40	$0.12	$—
Diluted	$0.16	$0.10	$0.39	$0.12	$—

Earnings per share from cumulative effect of change in accounting principle
Basic	$—	$—	$—	$—	$0.09
Diluted	$—	$—	$—	$—	$0.09

Earnings per share
Basic	$0.83	$0.62	$2.90	$1.95	$0.95
Diluted	$0.81	$0.61	$2.85	$1.92	$0.94

Average shares outstanding
Basic	440.1	442.6	441.8	447.0	438.1
Diluted	452.3	449.0	450.9	453.3	442.2

Attachment A by quarter for 2006

Raytheon Company

Preliminary Statement of Operations Information

(In millions except per share amounts)	Three Months Ended
	26-Mar-06	25-Jun-06	24-Sep-06	31-Dec-06
Net sales	$4,660	$4,973	$4,936	$5,722

Cost of sales	3,807	4,032	4,047	4,679
Administrative and selling expenses	319	345	327	431
Research and development expenses	101	135	106	122

Total operating expenses	4,227	4,512	4,480	5,232

Operating income	433	461	456	490

Interest expense	69	68	65	71
Interest income	(21)	(13)	(15)	(28)
Other income, net	(26)	(13)	(2)	(3)

Non-operating expense, net	22	42	48	40

Income from continuing operations before taxes	411	419	408	450

Federal and foreign income taxes	139	143	141	158

Income from continuing operations	272	276	267	292

Income from discontinued operations, net of tax	15	34	54	73

Net income	$287	$310	$321	$365

Earnings per share from continuing operations
Basic	$0.61	$0.62	$0.60	$0.66
Diluted	$0.61	$0.61	$0.59	$0.65

Earnings per share from discontinued operations
Basic	$0.03	$0.08	$0.12	$0.17
Diluted	$0.03	$0.08	$0.12	$0.16

Earnings per share
Basic	$0.65	$0.70	$0.73	$0.83
Diluted	$0.64	$0.69	$0.71	$0.81

Average shares outstanding
Basic	442.3	442.7	441.9	440.1
Diluted	448.8	450.9	451.6	452.3

Attachment A by quarter for 2005

Raytheon Company

Preliminary Statement of Operations Information

(In millions except per share amounts)	Three Months Ended
	27-Mar-05	26-Jun-05	25-Sep-05	31-Dec-05
Net sales	$4,502	$4,722	$4,690	$5,124

Cost of sales	3,748	3,906	3,913	4,239
Administrative and selling expenses	303	320	302	365
Research and development expenses	84	116	105	125

Total operating expenses	4,135	4,342	4,320	4,729

Operating income	367	380	370	395

Interest expense	75	83	79	75
Interest income	(9)	(10)	(11)	(11)
Other (income) expense, net	17	—	(4)	(25)

Non-operating expense, net	83	73	64	39

Income from continuing operations before taxes	284	307	306	356

Federal and foreign income taxes	96	107	107	125

Income from continuing operations	188	200	199	231

Income (loss) from discontinued operations, net of tax	(22)	1	29	45

Net income	$166	$201	$228	$276

Earnings per share from continuing operations
Basic	$0.42	$0.45	$0.45	$0.52
Diluted	$0.41	$0.44	$0.44	$0.51

Earnings (loss) per share from discontinued operations
Basic	$(0.05)	$—	$0.07	$0.10
Diluted	$(0.05)	$—	$0.06	$0.10

Earnings per share
Basic	$0.37	$0.45	$0.51	$0.62
Diluted	$0.36	$0.44	$0.50	$0.61

Average shares outstanding
Basic	450.6	449.0	445.6	442.6
Diluted	456.6	455.1	452.1	449.0

Attachment B

Raytheon Company

Preliminary Segment Information

Fourth Quarter 2006

(In millions)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Integrated Defense Systems	$1,189	$1,042	$189	$154	15.9%	14.8%
Intelligence and Information Systems	690	688	63	63	9.1%	9.2%
Missile Systems	1,316	1,122	138	118	10.5%	10.5%
Network Centric Systems	1,011	806	117	89	11.6%	11.0%
Space and Airborne Systems	1,175	1,145	159	162	13.5%	14.1%
Technical Services	604	525	47	39	7.8%	7.4%
Other	246	215	(61)	(51)	-24.8%	-23.7%
FAS/CAS Pension Adjustment	—	—	(91)	(111)
Corporate and Eliminations	(509)	(419)	(71)	(68)

Total	$5,722	$5,124	$490	$395	8.6%	7.7%

	Net Sales Twelve Months Ended			Operating Income Twelve Months Ended			Operating Income As a Percent of Sales Twelve Months Ended
	31-Dec-06	31-Dec-05	31-Dec-04	31-Dec-06	31-Dec-05	31-Dec-04	31-Dec-06	31-Dec-05	31-Dec-04
Integrated Defense Systems	$4,220	$3,807	$3,456	$691	$548	$417	16.4%	14.4%	12.1%
Intelligence and Information Systems	2,560	2,509	2,334	234	229	203	9.1%	9.1%	8.7%
Missile Systems	4,503	4,124	3,844	479	431	436	10.6%	10.5%	11.3%
Network Centric Systems	3,561	3,205	3,050	379	333	269	10.6%	10.4%	8.8%
Space and Airborne Systems	4,319	4,175	4,068	604	606	568	14.0%	14.5%	14.0%
Technical Services	2,049	1,980	1,987	147	146	148	7.2%	7.4%	7.4%
Other	828	781	675	(94)	(123)	(31)	-11.4%	-15.7%	-4.6%
FAS/CAS Pension Adjustment	—	—	—	(362)	(448)	(457)
Corporate and Eliminations	(1,749)	(1,543)	(1,589)	(238)	(210)	(252)

Total	$20,291	$19,038	$17,825	$1,840	$1,512	$1,301	9.1%	7.9%	7.3%

Attachment B by quarter for 2006

Raytheon Company

Preliminary Segment Information

	Net Sales Three Months Ended
(In millions)	26-Mar-06	25-Jun-06	24-Sep-06	31-Dec-06
Integrated Defense Systems	$963	$1,038	$1,030	$1,189
Intelligence and Information Systems	611	633	626	690
Missile Systems	989	1,117	1,081	1,316
Network Centric Systems	791	880	879	1,011
Space and Airborne Systems	1,018	1,057	1,069	1,175
Technical Services	460	476	509	604
Other	190	202	190	246
FAS/CAS Pension Adjustment	—	—	—	—
Corporate and Eliminations	(362)	(430)	(448)	(509)

Total	$4,660	$4,973	$4,936	$5,722

	Operating Income Three Months Ended
	26-Mar-06	25-Jun-06	24-Sep-06	31-Dec-06
Integrated Defense Systems	$158	$177	$167	$189
Intelligence and Information Systems	55	58	58	63
Missile Systems	110	122	109	138
Network Centric Systems	84	91	87	117
Space and Airborne Systems	145	152	148	159
Technical Services	32	32	36	47
Other	(13)	(10)	(10)	(61)
FAS/CAS Pension Adjustment	(85)	(96)	(90)	(91)
Corporate and Eliminations	(53)	(65)	(49)	(71)

Total	$433	$461	$456	$490

	Operating Income As a Percent of Sales Three Months Ended
	26-Mar-06	25-Jun-06	24-Sep-06	31-Dec-06
Integrated Defense Systems	16.4%	17.1%	16.2%	15.9%
Intelligence and Information Systems	9.0%	9.2%	9.3%	9.1%
Missile Systems	11.1%	10.9%	10.1%	10.5%
Network Centric Systems	10.6%	10.3%	9.9%	11.6%
Space and Airborne Systems	14.2%	14.4%	13.8%	13.5%
Technical Services	7.0%	6.7%	7.1%	7.8%
Other	-6.8%	-5.0%	-5.3%	-24.8%
FAS/CAS Pension Adjustment
Corporate and Eliminations

Total	9.3%	9.3%	9.2%	8.6%

Attachment B by quarter for 2005

Raytheon Company

Preliminary Segment Information

	Net Sales Three Months Ended
(In millions)	27-Mar-05	26-Jun-05	25-Sep-05	31-Dec-05
Integrated Defense Systems	$906	$940	$919	$1,042
Intelligence and Information Systems	542	630	649	688
Missile Systems	990	1,007	1,005	1,122
Network Centric Systems	762	804	833	806
Space and Airborne Systems	957	1,060	1,013	1,145
Technical Services	467	509	479	525
Other	192	189	185	215
FAS/CAS Pension Adjustment	—	—	—	—
Corporate and Eliminations	(314)	(417)	(393)	(419)

Total	$4,502	$4,722	$4,690	$5,124

	Operating Income Three Months Ended
	27-Mar-05	26-Jun-05	25-Sep-05	31-Dec-05
Integrated Defense Systems	$121	$139	$134	$154
Intelligence and Information Systems	50	59	57	63
Missile Systems	105	104	104	118
Network Centric Systems	79	78	87	89
Space and Airborne Systems	155	146	143	162
Technical Services	31	38	38	39
Other	(24)	(21)	(27)	(51)
FAS/CAS Pension Adjustment	(111)	(113)	(113)	(111)
Corporate and Eliminations	(39)	(50)	(53)	(68)

Total	$367	$380	$370	$395

	Operating Income As a Percent of Sales Three Months Ended
	27-Mar-05	26-Jun-05	25-Sep-05	31-Dec-05
Integrated Defense Systems	13.4%	14.8%	14.6%	14.8%
Intelligence and Information Systems	9.2%	9.4%	8.8%	9.2%
Missile Systems	10.6%	10.3%	10.3%	10.5%
Network Centric Systems	10.4%	9.7%	10.4%	11.0%
Space and Airborne Systems	16.2%	13.8%	14.1%	14.1%
Technical Services	6.6%	7.5%	7.9%	7.4%
Other	-12.5%	-11.1%	-14.6%	-23.7%
FAS/CAS Pension Adjustment
Corporate and Eliminations

Total	8.2%	8.0%	7.9%	7.7%

Attachment C

Raytheon Company

Other Preliminary Information

Fourth Quarter 2006

	Backlog (In millions)		Funded Backlog (In millions)
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Integrated Defense Systems	$7,934	$8,010	$4,088	$3,009
Intelligence and Information Systems	3,935	4,077	893	642
Missile Systems	9,504	8,040	5,135	4,443
Network Centric Systems	5,059	4,307	4,037	2,839
Space and Airborne Systems	5,591	5,220	2,770	2,851
Technical Services	1,572	1,594	1,020	916
Other	243	280	243	280

	$33,838	$31,528	$18,186	$14,980

Government and Defense businesses	$33,595	$31,248	$17,943	$14,700

	Bookings (In millions) Three Months Ended		Bookings (In millions) Twelve Months Ended
	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Total Bookings	$7,794	$5,475	$23,001	$21,333

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Fourth Quarter 2006

(In millions)	31-Dec-06	31-Dec-05
Balance sheets
Assets
Cash and cash equivalents	$2,460	$1,202
Accounts receivable, less allowance for doubtful accounts	178	227
Contracts in process	3,600	3,441
Inventories	487	460
Deferred federal and foreign income taxes	257	355
Prepaid expenses and other current assets	239	255
Assets held for sale	2,296	2,373

Total current assets	9,517	8,313

Property, plant and equipment, net	2,131	2,136
Deferred federal and foreign income taxes	189	—
Goodwill	11,539	11,554
Other assets, net	2,115	2,378

Total assets	$25,491	$24,381

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$687	$79
Subordinated notes payable	—	408
Advance payments and billings in excess of costs incurred	1,962	1,678
Accounts payable	920	813
Accrued salaries and wages	944	939
Other accrued expenses	1,168	1,194
Liabilities from discontinued operations	25	49
Liabilities held for sale	1,009	1,028

Total current liabilities	6,715	6,188

Accrued retiree benefits and other long-term liabilities	4,232	3,337
Deferred federal and foreign income taxes	—	59
Long-term debt	3,278	3,969
Minority interest	165	119
Stockholders’ equity	11,101	10,709

Total liabilities and stockholders’ equity	$25,491	$24,381

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2006

	Three Months Ended		Twelve Months Ended
(In millions)	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Cash flow information
Income from continuing operations	$292	$231	$1,107	$818
Depreciation	77	72	292	279
Amortization	21	23	81	79
Working capital	844	379	360	447
Discontinued operations	241	231	274	202
Net activity in financing receivables	72	37	168	105
Other	4	254	461	585

Net operating cash flow	1,551	1,227	2,743	2,515

Capital spending	(149)	(142)	(295)	(298)
Internal use software spending	(27)	(13)	(77)	(73)
Acquisitions	—	(26)	(87)	(125)
Investment activity and divestitures	3	71	53	78
Dividends	(107)	(98)	(420)	(387)
Repurchase of common stock	—	(46)	(352)	(436)
Debt repayments	(17)	(585)	(462)	(676)
Discontinued operations	(20)	(11)	(47)	(41)
Other	64	5	202	89

Total cash flow	$1,298	$382	$1,258	$646

Attachment F

Raytheon Company

Non-GAAP Financial Measures

Fourth Quarter 2006

Our revised definition of Return on Invested Capital (ROIC) is the same as our prior definition except shareholder's equity is now adjusted to add back the cumulative impact of minimum pension liability/impact of adopting FAS 158. We define ROIC as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the cumulative minimum pension liability/impact of adopting FAS 158. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information performed in accordance with GAAP. The Company uses ROIC as a measure of the efficiency and effectiveness of its use of capital and as an element of management compensation.

Return on Invested Capital

(In millions)	2005	2006	2007 Guidance
			Low end of range	High end of range
Income from continuing operations	$818	$1,107
Net interest expense, after-tax*	177	129	Combined	Combined
Lease expense, after-tax*	67	68

Return	$1,062	$1,304	$1,400	$1,465

Net debt **	$3,925	$2,380
Equity less investment in discontinued operations	9,270	9,626
Lease expense x 8 plus financial guarantees	2,702	2,779	Combined	Combined
Minimum pension liability/FAS 158	2,001	2,292

Invested capital from continuing operations***	$17,898	$17,077	$17,050	$16,850

ROIC	5.9%	7.6%	8.2%	8.7%

*	effective tax rate: 2005 - 34.7%, 2006 - 34.4%, 2007 - 34.2% (2007 guidance)
**	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2 point average
***	Calculated using a 2 point average